               [Letterhead of Covington & Burling]

                                                                     Exhibit 8.1



                                                                   July 24, 2000



Calpine Corporation
50 West San Fernando Street

San Jose, CA 95113

Ladies and Gentlemen:

     We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Shelf Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission, on June 30, 2000 and amended on July 20, 2000, of (i) the Company's common stock, par value $0.01 per share (the "Common Stock"), (ii) the Company's preferred stock, par value $0.01 per share, and (iii) unsecured debt securities of the Company (the "Debt Securities") and pursuant to the Preliminary Prospectus Supplement, dated July 19, 2000, relating to 10,000,000 shares of Common Stock and the Preliminary Prospectus Supplement, dated July 19, 2000, relating to $800,000,000 aggregate principal amount of Debt Securities in the form of senior notes, each as filed with the Securities and Exchange Commission pursuant to Rule 424(a) under the Act.

     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

     Based upon and subject to the foregoing, the statements in the Registration Statement under the captions "Certain United States Federal Income Tax Consequences--Taxation of Common Stock" and "Certain United States Federal Income Tax Consequences--Taxation of Debt Securities" represent our opinion of the United States federal income tax law matters referred to therein and such statements are (subject

Calpine Corporation
Page 2

to the qualifications and other matters stated therein) accurate with respect to the Common Stock and the Debt Securities in all material respects.

     The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any of which may be changed at any time with retroactive effect.

     We are members of the bar of the State of New York. We do not express any opinion on any matters other than the United States federal income tax law matters specifically referred to herein.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,

                                           /S/ COVINGTON & BURLING
                                           -----------------------
                                               Covington & Burling